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                                                                    EXHIBIT 7(p)

                            FORM OF LETTER AGREEMENT

November __, 2003

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Adviser Series (the "Trust") has changed the name of Janus Adviser Risk-Managed Large Cap Growth Fund to Janus Adviser Risk-Managed Growth Fund (the "Fund"), effective November __, 2003. The Trust requests confirmation that all references to "Janus Adviser Risk-Managed Large Cap Growth Fund" in the Custodian Contract dated June 29, 2000, as amended, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract"), shall be replaced with "Janus Adviser Risk-Managed Growth Fund," and that State Street will continue to act as custodian for the Fund under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS ADVISER SERIES

By:_________________________________________
   Kelley Abbott Howes
   Vice President

STATE STREET BANK AND TRUST COMPANY

By:_________________________________________

Agreed to this  _________________ day of _________________________, 2003.

cc:    Bonnie Howe
       Christine Malles